Exhibit 99.1

WMS Employees Update Blog	Issue 3	Brian R. Gamache

Dear Colleague,

Let me update you on the latest activities regarding the pending acquisition of WMS by Scientific Games (“SGMS”). As a reminder, this acquisition is subject to the approvals of WMS shareholders and gaming regulatory authorities, as well as other customary closing conditions.

The merger process is proceeding as anticipated. During the last two weeks, 1) we received notice of early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Act of 1976; 2) we received and responded to the SEC comments on the Merger Proxy Statement and thus we’ve scheduled the special meeting of stockholders (May 10, 2013) to consider and vote on the proposal to adopt the merger agreement; 3) SGMS has made the appropriate regulatory filings stipulated in the merger agreement to be completed by March 11, 2013; and 4) we hosted a group of SGMS senior executives for two full days of discussions in Waukegan and Chicago.

Let me expand on this last topic. On March 12-13, we held our second set of “Home and Home” meetings between senior WMS and SGMS management. The SGMS team spent a day at our Waukegan facility where we provided an in-depth review of our sales operations, after-sales support operations, gaming operations, product management and our stage gates and NPI processes, supply chain operations and manufacturing capabilities, including a walking tour of the Waukegan production facility. We were fortunate to be able to share with the SGMS team the excitement of seeing some of the first production Blade cabinets and Gamefield xD units as they moved down the lines. The next day was spent at our Chicago campus discussing Williams Interactive and our online products and services; our gaming vision and focus on innovation, game design and player research; and our approach to product development. This discussion also included a general overview of our 3-year product roadmap and a sneak preview of a selection of the exciting new products to be demonstrated at G2E 2013.

During the two days of meetings, we explored these topics in greater depth and breadth than what was provided in the due diligence process. Once again, both teams interfaced well, with everyone attentive and fully engaged. For example, when we presented the overview of our product road map and introduced the SGMS team to some of the innovative new products and game themes to be showcased at G2E this year, you could literally feel the excitement in the room.

The meetings were very informative and encouraging, as we shared insights around our challenges and opportunities, just as they had shared their insights with us two weeks earlier. These discussions continued to build our foundation of knowledge. While still early in the process, these meetings have reinforced my conviction that our two companies’ cultures are similar and highly compatible. I believe that because of this compatibility, we have the ability to not only identify new business opportunities to grow the combined company, but also continue to evolve our vision, imagine new ideas and gaming experiences, and realize the benefits that can come from the exchange of best practices and shared experiences.

Operationally during the past two weeks, we also continued with the rollout of our new Blade cabinets and Gamefield xD units. Additionally, we announced an agreement between Williams Interactive and The Rank Group, one of Europe’s leading gaming-based entertainment companies, to enable their online casino brands with access to WMS’ online game library. This continues the steady progress being made to expand the global distribution of our great games with real-money wagering casino operators as well as in growing our social casino presence. We all need to stay focused to ensure the success of these new products and our other initiatives.

Once again, thanks to each one of you for your dedication and your support during these busy and exciting times. I will continue to send you regular updates on our progress with SGMS.

Regards,

Brian